EXHIBIT 17.1
                                                                    ------------


                                             June 22, 2005




Mr. William B. Danzell
Chairman of the Board
Nestor, Inc.
400 Massasoit Avenue
Suite 200
East Providence, RI 02914

Dear Bill:

        In view of the fact that we have been unable to resolve our fundamental disagreements concerning your management of the company, this letter is to advise you that I have decided to decline to stand for re-election as a director of Nestor, Inc. at the next stockholders' meeting which is currently scheduled for June 23, 2005.

                                             Very truly yours,

                                             /s/ James S. Bennett